Exhibit 10.1

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of May, 2017 (the “Seventh Amendment Execution Date”), by and between BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-34790 Ardentech Court LLC), and ZP OPCO, INC., a Delaware corporation (“Tenant,” formerly known as Zosano Pharma, Inc. and, previously, The Macroflux Corporation).

RECITALS

A. Landlord and Tenant are parties to that certain Lease dated as of May 1, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of June 20, 2008, that certain Second Amendment to Lease dated as of October 16, 2008, that certain Third Amendment to Lease dated as of April 29, 2011, that certain Fourth Amendment to Lease dated as of July 31, 2011, that certain Fifth Amendment to Lease dated as of April 1, 2012 (the “Fifth Amendment”) and that certain Sixth Amendment to Lease dated as of June 24, 2015 (the “Sixth Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 34790 Ardentech Court in Fremont, California (the “Building”);

B. WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. Extension Term. The Term of the Lease is hereby extended for sixty-five (65) months and, therefore, the Term Expiration Date is hereby amended to mean August 31, 2024. Notwithstanding that, prior to this Amendment, the Term of the Existing Lease was scheduled to expire on March 31, 2019, the period commencing on September 1, 2017 (the “Extension Term Commencement Date”) and ending on the Term Expiration Date shall be referred to herein as the “Extension Term.”

3. Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Extension Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except with respect to payment of the TI Allowance (as defined below) and completion of the Roof Work (as defined below).

4. Basic Annual Rent. Notwithstanding anything to the contrary in the Existing Lease, during the Extension Term, Basic Annual Rent for the Premises shall be as set forth in the following table:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
9/1/2017 – 8/31/2018	55,588	$2.45 monthly	$136,190.60	$1,634,287.20
9/1/2018 – 8/31/2019	55,588	$2.52 monthly	$140,081.76	$1,680,981.12
9/1/2019 – 8/31/2020	55,588	$2.60 monthly	$144,528.80	$1,734,345.60
9/1/2020 – 8/31/2021	55,588	$2.68 monthly	$148,975.84	$1,787,710.08
9/1/2021 – 8/31/2022	55,588	$2.76 monthly	$153,422.88	$1,841,074.56
9/1/2022 – 8/31/2023	55,588	$2.84 monthly	$157,869.92	$1,894,439.04
9/1/2023 – 8/31/2024	55,588	$2.93 monthly	$162,872.84	$1,954,474.08

5. Phase II Basic Annual Rent Abatement. Tenant’s obligations with respect to Basic Annual Rent as to the Premises shall be subject to abatement in the amount of One Hundred Eight Thousand Three Hundred Eighty-Three and 10/100 Dollars ($108,383.10) (the “Phase II Basic Annual Rent Abatement”), which Phase II Basic Annual Rent Abatement shall be amortized and applied in equal installments over months one (1) through six (6) of the Extension Term (i.e., September 1, 2017 through February 28, 2018); provided, however, that Tenant shall not be entitled to any portion of the Phase II Basic Annual Rent Abatement accruing during a period of time in which Tenant is in Default under the Lease. Tenant acknowledges and agrees that the Phase II Basic Annual Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment and for agreeing to pay the Rent and perform all of the obligations of Tenant under the Lease. The Phase II Basic Annual Rent Abatement shall not work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Insurance Costs, Taxes and the Property Management Fee. For avoidance of doubt, for the first six (6) months of the Extension Term, the Property Management Fee shall be calculated as if Tenant were paying One Hundred Thirty-Six Thousand One Hundred Ninety and 60/100 Dollars ($136,190.60) per month for Base Rent.

6. Phase III Basic Annual Rent Abatement. In addition to the Phase II Basic Annual Rent Abatement, Tenant’s obligations with respect to Basic Annual Rent as to the Premises shall be subject to abatement in the amount of One Hundred Sixty-Seven Thousand One Hundred Sixty-Eight and 40/100 Dollars ($167,168.40) (the “Phase III Basic Annual Rent Abatement”), which Phase III Basic Annual Rent Abatement shall be amortized and applied in equal installments over months one (1) through twelve (12) of the Extension Term (i.e., September 1, 2017 through August 31, 2018); provided, however, that Tenant shall not be entitled to any portion of the Phase III Basic Annual Rent Abatement accruing during a period of time in which Tenant is in Default under the Lease. Tenant acknowledges and agrees that the Phase III Basic Annual Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment and for agreeing to pay the Rent and perform all of the obligations of Tenant under the Lease. The Phase III Basic Annual Rent Abatement shall not work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Insurance Costs, Taxes and the Property Management Fee. For avoidance of doubt, for the first twelve (12) months of the Extension Term, the Property Management Fee shall be calculated as if Tenant were paying One Hundred Thirty-Six Thousand One Hundred Ninety and 60/100 Dollars ($136,190.60) per month for Base Rent.

7. Tenant Improvements. Tenant shall cause the work (the “Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in that certain portion of the Premises consisting of approximately forty-two thousand five hundred twenty-nine (42,529) square feet of Rentable Area (as more particularly described on Exhibit B-1 attached hereto, the “Phase I Premises”) at a cost to Landlord not to exceed Nine Hundred Seventy-Five Thousand Dollars ($975,000) (the “TI Allowance”).

7.1 The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (u) the cost of any work to space located outside of the Phase I Premises, (v) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

7.2 Tenant shall have until the date that is twelve (12) months after the Seventh Amendment Execution Date (such date, the “TI Deadline”), to submit Fund Requests (as defined in the Work Letter) to Landlord for disbursement of the unused portion of the TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under the Lease.

7.3 Following substantial completion of the Tenant Improvements, Tenant shall deliver to Landlord a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.

8. Option to Extend Term. Tenant shall have the option (“Option”) to extend the Term by sixty (60) months as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

8.1 Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and laboratory space in the Newark/Fremont submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than twelve (12) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Property. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Newark/Fremont laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (aa) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Newark/Fremont submarket and (bb) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball

Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

8.2 The Option is not assignable separate and apart from the Lease.

8.3 The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

8.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 24 of the Original Lease (provided, however, that, for purposes of this Section 8.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Landlord has given Tenant written notice that Tenant has defaulted in the performance of its obligations under the Lease more than two (2) times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

8.5 The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 8.4.

8.6 All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under the Lease two (2) or more times and a service or late charge under Section 24.1 of the Original Lease has become payable for any such default, whether or not Tenant has cured such defaults.

9. Existing Lease Terms. Notwithstanding anything to the contrary in the Lease, Article 2 of the Sixth Amendment and Article 3 of the Fifth Amendment are hereby deleted in their entirety and shall no longer be of any further force or effect.

10. Security Deposit. On or before the Seventh Amendment Execution Date, Tenant shall deposit with Landlord an amount equal to One Hundred Sixty Thousand Dollars ($160,000) to be held by Landlord as an additional Security Deposit under the Lease in accordance with all of the terms, conditions and provisions of Article 9 of the Original Lease. From and after the Seventh Amendment Execution Date, the required Security Deposit under the Lease shall be an amount equal to Three Hundred Thousand Dollars ($300,000).

11. Roof Work. On or before the date that is five (5) months after the Seventh Amendment Execution Date, Landlord shall perform certain repair and/or replacement work to the roof of the Building as deemed necessary by Landlord to put the roof in good watertight condition (such work, the “Roof Work”). Notwithstanding anything to the contrary in the Existing Lease, Tenant shall (as Additional Rent) reimburse Landlord for all costs and expenses paid or incurred by Landlord in connection with the Roof Work amortized over the Extension Term, with such reimbursement to be made by Tenant in equal monthly payments on the first day of each calendar month during the Extension Term.

12. Phase II Premises Sublease.

12.1 If (a) Tenant enters into a sublease with respect to all of that certain space containing approximately Seven Thousand Three Hundred Seventy-Three (7,373) square feet of Rentable Area (as more particularly described on Exhibit B-2 attached hereto, the “Phase II Premises”), and (b) Landlord consents to such sublease in accordance with the terms, conditions and provisions of the Existing Lease (any such sublease meeting the requirements of (a) and (b) above, an “Approved Phase II Premises Sublease”), then Section 25.4(d) of the Original Lease shall not apply to such Approved Phase II Premises Sublease.

12.2 In the event that (a) Tenant enters into an Approved Phase II Premises Sublease on or before the TI Deadline, (b) Landlord consents to such Approved Phase II Premises Sublease on or before the TI Deadline, and (c) such Approved Phase II Premises Sublease is an arms-length transaction with a subtenant that is not affiliated with Tenant in any respect, the TI Allowance (as defined in Article 7) shall automatically be increased by an amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000) (such additional portion of the TI Allowance, the “Phase II Premises TI Allowance”); provided, however, that the Phase II Premises TI Allowance shall only be applied to the cost of Tenant Improvements performed in the Phase II Premises. For avoidance of doubt, the Phase II Premises TI Allowance shall be subject to all of the terms, conditions and provisions of this Amendment (and the Work Letter) applicable to the TI Allowance (including, without limitation, the TI Deadline), except that the Phase II Premises TI Allowance shall only be applied to the cost of Tenant Improvements performed in the Phase II Premises.

13. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Kidder Mathews (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, and their respective employees, agents, contractors and lenders, for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

14. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder. Landlord represents, warrants and covenants that, to the best of Landlord’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

15. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

ZP Opco, Inc.

34790 Ardentech Court

Fremont, CA 94555-3657

With a copy to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, Massachusetts 02210

Attn: Jeffrey Quillen, Esq.

16. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

17. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

18. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

19. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

20. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-34790 ARDENTECH COURT LP,

a Delaware limited partnership

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	V.P., Legal

TENANT:

ZP OPCO, INC.,

a Delaware corporation

By:	/s/ John P. Walker
Name:	John P. Walker
Title:	Chairman - Interim CEO

This Amendment is acknowledged and approved by Zosano Pharma Corporation, a Delaware corporation (“Guarantor,” formerly known as ZP Holdings, Inc.) in connection with that certain Guaranty dated as of April 1, 2012 executed and delivered by Guarantor to Landlord in connection with the Lease. Guarantor hereby reaffirms its obligations under the Guaranty in all respects.

GUARANTOR:

ZOSANO PHARMA CORPORATION,

a Delaware corporation

By:	/s/ John P. Walker
Name:	John P. Walker
Title:	Chairman - Interim CEO

EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 30th day of May, 2017, by and between BMR-34790 ARDENTECH COURT LP, a Delaware limited partnership (“Landlord”), and ZP OPCO, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Seventh Amendment to Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Premises located at 34790 Ardentech Court in Fremont, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Ben Evans as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Georgia Erbez (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Property outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2. Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance) and in accordance with the Approved Plans (as defined below), the Amendment and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Tenant Improvements. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall promptly return such excess to Tenant following completion of the Tenant Improvements. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the Building Standard. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Tenant Improvements shall be performed in accordance with Article 17 of the Original Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Original Lease, the terms of this Work Letter shall govern.

2.1. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall not unreasonably object to, or otherwise unreasonably withhold its approval of, the Draft Schematic Plans; provided, however, if the Draft Schematic Plans adversely affect (a) any structural portions of the Building, including exterior walls, the roof, the foundation or slab, foundation or slab systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may raise objections to, and otherwise withhold its approval of, the Draft Schematic Plans in Landlord’s sole and absolute discretion. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2. Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3. Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans or increases the cost of the Tenant Improvements, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative. In the event that Tenant’s completion of the Tenant Improvements is actually delayed as a result of a Change Request submitted by Landlord in accordance with this Section, the Tl Deadline shall be extended by one (I) day for each day of any such delay(s).

(b) Approval of Changes. All Change Requests shall be subject to the other patty’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to Section 2.4 below, the non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5. Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amendment, the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy (or its substantial equivalent) for the Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Landlord shall have no responsibility or liability for any injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, or for any damages to property arising from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, defend (at the option of and with counsel reasonably acceptable to the indemnified party(ies)), save, reimburse and hold harmless Landlord and its affiliates, and their respective employees, agents, contractors and lenders, for, from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify Landlord from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1. Application of TI Allowance. Landlord shall contribute, in the following order, the TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 7 of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Tenant Improvements. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.

6.2. Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amendment, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3. Fund Requests. Upon submission by Tenant to Landlord as of or prior to the TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, and (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Amendment and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above and Article 7 of the Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

6.4. Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the Tenant Improvements and solely for the previous month, and (e) the date of substantial completion of the Tenant Improvements.

7. Miscellaneous.

7.1. Incorporation of Lease Provisions. Sections 41.2, 41.4 through 41.8, 41.10 through 41.11, 41.13 through 41.14, and 41.16 of the Original Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Existing Lease.

7.2. General. This Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or further extension of the Term, whether by any options under the Lease or otherwise.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-34790 ARDENTECH COURT LP,

a Delaware limited partnership

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	V.P., Legal

TENANT:

ZP OPCO, INC.,

a Delaware corporation

By:	/s/ John P. Walker
Name:	John P. Walker
Title:	Chairman - Interim CEO

EXHIBIT B-1

PHASE I PREMISES

EXHIBIT B-2

PHASE II PREMISES